CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2020, relating to the financial statements and financial highlights of Tributary Funds, Inc., comprising Tributary Short-Intermediate Bond Fund, Tributary Income Fund, Tributary Nebraska Tax- Free Fund, Tributary Balanced Fund, Tributary Growth Opportunities Fund, Tributary Small Company Fund, and Tributary Small/Mid Cap Fund (the “Funds”), for the year or period ended March 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 23, 2020

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board